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                                                                  EXHIBIT 10(ee)

April 26, 2002

Mr. Horace T. Ardinger, Jr.
Ardinger Family Partnership, Ltd. (Note holder)
1990 Lakepointe Drive
Lewisville, TX 75057

Re: Letter Agreement for reduction of loan principal

Dear Horace,

ViewCast currently owns 1,140,310 common shares of DynTek, Inc. ("DYTK") public stock that closed at $2.10 on April 26, 2002 and had a most recent 10-day trading range of $2.00 to $2.10. As of March 31, 2002, the loan balance of the Note dated February 28, 2001 is $6,595,831.33. ViewCast proposes to reduce the outstanding loan balance by relinquishing control and transferring all of the DYTK stock to the Ardinger Family Partnership, Ltd. for the following consideration:

          1. The loan balance would be reduced by $2,910,641.28 or approximately $2.55 per share on the transfer day of the stock to the Noteholder.

          2. If subsequent to the transfer day of the stock to the Noteholder, the loan balance would be reduced further by 50% of the stock value between $4.50 per share and the highest value attained. The value of the stock is determined as either (i) the price for which a share was sold on the open market less broker expenses from the effective date of this agreement through February 14, 2003 or (ii) for shares not sold by February 14, 2003, the average of the ending per share trading price over the consecutive trading days from December 1, 2002 to December 31, 2002.

          3. If the loan balance has previously been reduced to zero, then any loan balance reductions due to ViewCast under Item #2 above would be either (i) applied toward redeeming a portion of the Preferred Stock Series B or Series C issued by ViewCast and held by Mr. H.T. Ardinger at $10.00 per share or (ii) paid in cash to ViewCast when due at the Noteholder's option.

This proposal would be effective upon acceptance by the Noteholder. Please indicate acceptance by signing below and returning to ViewCast.

Regards,

 /s/ Laurie L. Latham

Laurie L. Latham
Chief Financial Officer

Agreed to by the Ardinger Family Partnership:


By:  /s/ H.T. Ardinger, Jr.                           Date:   May 6, 2002
     -----------------------------------------             ---------------------
         H.T. Ardinger, Jr.



Cc: George C. Platt